Exhibit 10.19

AMENDMENT TO SECURED CREDIT NOTE

This Amendment is made on November 1, 2024, and is retroactive to July 22, 2024 (the “Effective Date”), between Pineapple Energy, Inc. (“Borrower”) and MBB Energy, LLC (“Lender”). This Amendment amends the Secured Credit Note, dated July 22, 2024 between Borrower and Lender (the “Credit Note”) as provided herein, and to the defined term of the Secured Credit Agreement set forth below. Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Credit Note, other than as set forth below.

Definition: “Maturity Date”, as defined in the Secured Credit Agreement, shall mean the sooner to occur of (a) the first (1st) anniversary of the Effective Date and (b) three business days after the consummation one or more Equity Offerings in which Borrower derives aggregate gross proceeds of at least $4,400,000.

1.	Loans

a.       First Advance. Lender advanced the principal sum of Five Hundred Thousand ($500,000.00) Dollars to Borrower on July 22, 2024, in an amount equal to such principal sum minus the Original Issue Discount.

b.       Second Advance. On August 16, 2024, Lender advanced the additional principal sum of Five Hundred Thousand ($500,000.00) Dollars, in an amount equal to such principal sum minus the Original Issue Discount.

c.       Original Issue Discount. Notwithstanding any such deduction of the Original Issue Discount, Borrower is and shall remain liable to pay (a) the full principal amount of all Loans, inclusive of the Original Issue Discount and without giving effect to such deduction, and (b) interest, which shall accrue on the outstanding principal amount of such Loans, inclusive of the Original Issue Discount and without giving effect to such deduction from and after the Maturity Date. All calculations of interest and fees in respect of the Loans shall be calculated on the basis of their full stated principal sum. For the avoidance of doubt, the Original Issue Discount is and shall be deemed to be a part of the aggregate outstanding principal sum due under this Note.

2.          Interest Rate. Each Loan shall bear interest on the unpaid principal amount thereof at an interest rate equal to Twenty Percent (20.0%) per annum; provided that payment in full of the Repayment Amount, inclusive of the Original Issue Discount, on the Maturity Date satisfies the interest accrual on the Loan from initial issuance to the Maturity Date. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of the Loans hereunder shall bear interest payable on demand at a rate of interest of five (5.0%) percent per annum in excess of the interest rate otherwise then in effect or, if less, the maximum lawful rate of interest. Interest on each Loan shall be calculated on the basis year of 360 days and shall be payable for the actual days elapsed.  Notwithstanding anything to the contrary as set forth in Section 1.c. and this Section 2, in no event shall the Original Issue Discount, together with interest payable under the Credit Note or such other documents related hereto and thereto, exceed an aggregate of twenty percent on the then outstanding principal sum, except in the event of a default, which shall include an additional 5% on the then outstanding principal sum.

3  Reaffirmation. Borrower agrees and re-affirms that the Credit Note and Secured Credit Agreement is and shall remain in full force and effect, except as set forth in this Amendment.

IN WITNESS WHEREOF, the parties are executing this agreement on the Effective Date.

Pineapple Energy, Inc.	MBB Energy, LLC

by: /s/ James R. Brennan	by: /s/ Scott Maskin
James R. Brennan	Scott Maskin
Chief Operating Officer	Member